                                                                   EXHIBIT 10.26

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made this 30th day of August, 2002, by and between CARACO PHARMACEUTICAL LABORATORIES LTD. (the "Company") and JITENDRA N. DOSHI ("Employee").

                               W I T N E S S E T H

         WHEREAS, the Company employs the Employee as its Chief Operating
 Officer;

         WHEREAS, the parties hereto are desirous of entering into a formal agreement of employment.

         NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties covenant and agree as follows:

1.       Employment. The Employee is the Chief Operating Officer of the Company.


2. Duties. The Employee shall diligently and conscientiously devote on a full-time basis, his best efforts to the discharge of his duties as established from time to time by the Bylaws of the Company, the Board of Directors of the Company, the Compensation Committee, and the Chief Executive Officer of the Company, and shall be under the direct supervision of the Chief Executive Officer. Such duties shall include, but not be limited to, those set forth in Exhibit "A," a copy of which is attached hereto and is herein incorporated by reference.

3. (a) Compensation. The Company shall pay the Employee a salary at a rate of $130,000 annually, subject to all applicable withholdings, for services rendered as the Chief Operating Officer. The Employee's base salary shall be reviewed annually, and may be adjusted based upon performance and other relevant factors deemed reasonable by the Company.

         (b) Other Benefits. The Employee shall be entitled to participate in any plan or program of employee benefits maintained by the Company for all employees as of the date hereof, and which may be hereafter adopted or modified by the Company, and which is or shall be available to the Employee as a result of his employment by the Company pursuant to this Agreement, subject to the requirements of such plans or programs. A list of specific benefits to which the Employee shall be entitled is set forth in Exhibit "B," a copy of which is attached hereto and is herein incorporated by reference.

         (c) Vacations. The Employee shall be entitled to three (3) weeks paid vacation each year.


4. Term. Unless terminated earlier in accordance with Section 6 hereof, or renewed pursuant to Section 5 hereof, the term of this Agreement shall be deemed to have commenced as of January 1, 2002, and shall continue for a period of five (5) years thereafter, that is through December 31, 2006.

5. Renewal. This Agreement shall automatically renew for successive one-year periods at the end of the five (5) year term, subject, however, to ninety (90) days written notice of termination by either party hereto prior to the commencement of any such renewal period. The terms and conditions of this Agreement shall apply during any such renewal period.

6. Termination. Notwithstanding any provision herein to the contrary, during the term of this Agreement, or during any period following an automatic renewal under Section 5 hereof, the Company's employment of the Employee under this Agreement shall be terminated:

         (a) Upon the Employee's death.

         (b) Upon the Disability (as that term is defined herein) of the Employee. For purposes of this Agreement, the Disability of Employee shall mean an illness, injury, or physical or mental condition of the Employee occurring for a period of any ninety (90) or more days out of a one hundred and eighty (180) day period which results in the Employee's inability during such period to perform substantially all of his regular duties to the Company. In the event the Company and the Employee do not agree on whether the Employee suffered a Disability within the meaning of this Section 6, then the issue shall be settled by binding arbitration under the rules and regulations of the American Arbitration Association, and the decision or award of the arbitrator or arbitrators in such arbitration shall be final, conclusive and binding upon the parties thereto and judgment may be entered thereon in any court of competent jurisdiction.

         (c) By the Company for "just cause" (as that term is defined herein) or without cause. For purposes of this Agreement, "just cause" shall mean dishonesty, or refusal or failure to faithfully or diligently perform the Employee's duties contemplated by this Agreement, including but not limited to the failure by the Employee to adhere to the policies of the Board.

         (d) By the Employee for "cause" not attributable to the Employee, or without cause. For purposes of this Agreement for "cause" not attributable to Employee shall mean the Company failing to make any payment of base salary to the Employee within thirty (30) days after such payment is due.

         (e) Employee shall receive the compensation described below in full settlement of the termination of his employment with the Company:

             (i) In the event of the death or Disability of Employee or if the Company terminates the Employee for "just cause," the Employee shall be entitled to the base salary and benefits earned by him prior to the date of death, Disability or termination.

             (ii) In the event that the Company terminates the Employee without cause, the Employee shall receive a severance package as follows:

                      (1) The Employee shall receive monthly base salary payments for six (6) months from the date of termination;

                      (2) The Company shall continue premium coverage payments for health insurance for six (6) months from the date of death, Disability or termination;

                      (3) Any stock options that would become available for exercise at the end of the year during which such death, Disability or termination occurred shall vest;

                  (iii) In the event the Employee terminates this Agreement for cause not attributable to the Employee, the Employee shall receive a severance package as follows:

                           (1) The Employee shall receive monthly base salary payments for six (6) months from the date of termination;

                           (2) The Company shall continue premium coverage payments for health insurance for six (6) months from the date of termination;

                           (3) Any stock options that would become available for exercise at the end of the year during which such termination occurred shall vest.

                  (iv) In the event that the Employee terminates this Agreement without cause, the Employee shall be entitled to the base salary and benefits earned by him prior to the date of termination.

7. Confidentiality. At all times, Employee shall keep secret and inviolate and shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons or misuse in any way any knowledge or secrets, tax records, personnel histories, sales information, computer programs, assets, accounts, books, records, customers, operations, personnel and contracts of the Company which Employee may or hereafter come to know as a result of Employee's association with or which is unique to the Company ("Confidential Information"). Employee may disclose Confidential Information if required by any judicial or governmental request, requirement or order; provided that Employee will take reasonable steps to give the Company sufficient prior notice to contest such request, requirement or order. The provisions of this Paragraph 7 shall survive the termination of this Agreement and Employee's employment with the Company.

8. Waiver. Failure by either party to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver by that party of any such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of any such right or power at any other time or times.

9. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

10. Nontransferability. Neither the Employee, nor his heirs, assigns or estate shall have the right to assign, encumber or dispose of any payment or right hereunder, which payment and right is expressly declared nonassignable and nontransferable except as otherwise specifically provided herein.

11. Successors and Assigns. The Company and the Employee bind themselves, and their respective partners, successors, permitted assigns, heirs and legal representatives to all of the terms and conditions of this Agreement.

12. Assignment. This Agreement, and any or all rights hereunder, may not be assigned, in whole or in part, by the Employee. The Company may assign this Agreement, in whole or in part, and any or all of its rights hereunder.

13.      Notices.

         (a) Every notice or other communication required or permitted to be given under this Agreement ("Notice") shall be in writing and shall be given by registered or certified mail, postage prepaid, return receipt requested, or by delivery of such Notice personally or by causing such Notice to be delivered next day delivery by reputable air courier. All such Notices shall be mailed or delivered to the Parties at the following addresses:

                  If to Company:    CARACO PHARMACEUTICAL LABORATORIES LTD
                                    Board of Directors
                                    1150 Elijah McCoy Drive
                                    Detroit, Michigan 48202

                  If to Employee:   Jitendra N. Doshi
                                    524 Fox Hills Dr. S.
                                    Bloomfield Hills, MI 48304

         or other such addresses as the Parties may from time to time designate by written notice. Delivery under this Paragraph 13, when by mail, shall be effective as of the date upon which the return receipt is accepted or refused. A Notice personally delivered under this Section 13 shall be effective upon such delivery or, if delivery is refused, upon such refusal. A Notice delivered next day delivery by reputable air courier shall be effective upon the next business day after having been sent.

14. Entire Agreement. The foregoing provisions contain the entire agreement of the parties hereto, and no modification hereof shall be binding upon the parties unless the same is in writing and signed by the respective parties hereto.

15. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts together shall constitute one instrument.

         IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement on the date first above written.

                             CARACO PHARMACEUTICAL LABORATORIES LTD.
                             a Michigan corporation


                             By:      /s/ Narendra N. Borkar
                                      ------------------------------------------
                                      Narendra N. Borkar
                                      Chief Executive Officer

                             EMPLOYEE


                             By:      /s/Jitendra N. Doshi
                                      ------------------------------------------
                                      Jitendra N. Doshi

                                   EXHIBIT "A"

1.   Job Title:        Chief Operating Officer

2.   Major Goals and Responsibilities

- Assists in developing the basic objectives, policies and operating plans of the Company's business under the direction of the Chief Executive Officer.
- Under the direction of the Chief Executive Officer, prepares adequate plans for the future development and growth of the Company's business.
- Under the direction of the Chief Executive Officer, analyzes operating results of the Company and its principal components relative to established objectives and makes recommendations of appropriate steps to correct unsatisfactory conditions.
- Under the direction of the Chief Executive Officer, assists in developing working capital requirements, and determining financing needs of the Company.

3.   Reports to:       Chief Executive Officer

4.   People Managed:   See the attached organizational chart

5.   Position within the Organizational Structure:  Member of management under the Chief Executive Officer

6.   Primary Contact:  Chief Executive Officer

                                   EXHIBIT "B"

1.       Health Insurance

         Health insurance with family coverage consistent with the health insurance provided other executives of the Company.

2.       Car Allowance

         A Company car will be provided to the Employee, the value of which shall not exceed $380.00 per month.